UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2007
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025
(Address of principal executive offices, Zip Code)
(310) 444-4300
(Telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On November 7, 2007, we entered into securities purchase agreements with select institutional investors, substantially in the form of Exhibit 10.1 attached hereto and incorporated herein by reference. We agreed to issue in a registered direct offering an aggregate of approximately $9.6 million shares of common stock at a price of $4.79 per share, for gross proceeds of approximately $46 million, including the conversion of $5.35 million of the senior secured notes of Highbridge International LLC. We agreed to issue 5-year warrants to purchase an aggregate of approximately 2.4 million additional shares of our common stock at an exercise price of $5.75 per share. The shares and the warrants are being sold pursuant to our shelf registration statement on Form S-3 filed with the SEC on September 6, 2007 and declared effective on October 5, 2007. We intend to use the proceeds of the registered direct common stock offering for working capital and general corporate purposes.
     UBS Investment Bank acted as a financial advisor to the company in connection with this transaction.
     Marc Cummins, a member of our board of directors, is a managing partner of Prime Logic Capital, LLC, investment manager for purchasers of approximately $5 million of securities in the offering. He disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.
ITEM 7.01 Regulation FD
     On November 7, 2007, we issued the press release attached to this report as Exhibit 99.1 and incorporated herein by reference.
     Except as required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
ITEM 9.01 Exhibits
(d)	Exhibits.

Exhibit 10.1	Form of Securities Purchase Agreement
Exhibit 99.1	Press release dated November 7, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HYTHIAM, INC.
Date: November 7, 2007	By:	/s/ CHUCK TIMPE
Chuck Timpe
Chief Financial Officer